UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2019

Millendo Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35890	45-1472564
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

110 Miller Avenue, Suite 100 Ann Arbor, Michigan	48104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 845-9000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MLND	The Nasdaq Capital Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b)

On December 16, 2019, Randall Whitcomb, M.D., a member of the board of directors (the “Board”) of Millendo Therapeutics, Inc. (the “Company”) and a member of the Compensation Committee and the Audit Committee of the Board, notified the Company that he will retire from his positions on the Board and on the committees effective as of December 17, 2019. Dr. Whitcomb retired for personal reasons and not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 5.02(d)

On December 17, 2019, the Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), appointed Dr. Geoff Nichol to serve on the Board as a Class II director, filling the vacancy following the retirement of Dr. Whitcomb, and as a member of the Nominating Committee, each effective as of December 17, 2019. As a Class II director, Dr. Nichol’s term expires at the annual meeting of the stockholders to be held in 2020.

Dr. Nichol, age 64, is currently the Chief Medical Officer of BioMarin Pharmaceutical Inc. (Nasdaq: BMRN), a global biotechnology company that develops and commercializes innovative therapies for patients with serious and life-threatening rare and ultra-rare genetic diseases. Prior to joining BioMarin in 2016 and since 2011, Dr. Nichol served as the Executive Vice President, Research and Development of Sangamo Therapeutics, Inc. (formerly Sangamo Biosciences, Inc.), a zinc finger genome editing and gene therapy company. Dr. Nichol received a B.Med.Sc., M.B., Ch.B., or the equivalent of an M.D. in the U.S., from Otago University Medical School in New Zealand and an M.B.A. from Warwick University in the United Kingdom.

There are no arrangements or understandings between Dr. Nichol and any other person pursuant to which Dr. Nichol was elected as a director. Dr. Nichol does not have any family relationships with any of the Company’s directors or executive officers, and he does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

As a non-employee director of the Company, Dr. Nichol will be eligible to receive (1) annual cash compensation of $40,000 for his service as a director and (2) annual cash compensation of $4,000 for his service as a member of the Nominating Committee. Additionally, Dr. Nichol was granted an option to purchase 24,000 shares of the Company’s common stock (the “Initial Grant”) in connection with his appointment to the Board with an exercise price of $6.29 per share. One-third of the shares subject to the Initial Grant will vest on the first anniversary of the date of grant, and 1/24th of the remaining shares subject to the Initial Grant will vest each month thereafter, subject to Dr. Nichol’s continued service as a director through each vesting date. The Initial Grant is subject to the terms of the Company’s 2019 Equity Incentive Plan. The Company will also reimburse reasonable out-of-pocket expenses incurred in the performance of his duties and the attendance at Board or committee meetings and any meeting of stockholders.

In connection with his appointment to the Board, Dr. Nichol will enter into the Company’s standard form of indemnity agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2018.

A copy of the Company’s press release announcing the appointment of Dr. Nichol is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release dated December 19, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2019	Millendo Therapeutics, Inc.

	By:	/s/ Julia C. Owens
	Name:	Julia C. Owens
	Title:	President and Chief Executive Officer